UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2005

Boeing Capital Corporation

(Exact name of registrant as specified in its charter)

(Commission File Number) 0-10795

Delaware	95-2564584
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

500 Naches Ave. SW, 3rd Floor; Renton, Washington	98055
(Address of principal executive offices)	(Zip Code)

(425) 965-4002

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in the press release and Webcast of third quarter 2005 financial results of The Boeing Company (“Boeing”), dated October 26, 2005. The full text of Boeing’s press release is being furnished pursuant to Item 2.02 of Form 8-K.

Item 8.01. Other Events

On October 26, 2005, Boeing publicly announced by means of a press release its third quarter 2005 financial results, some of which relate to Boeing Capital. The information relevant to BCC is as follows:

Boeing Capital Corporation

Boeing Capital debt declined slightly to $6.4 billion from $6.5 billion as strong operating cash flow eliminated the need for new financing.

Boeing Capital continued to support the operations of Boeing’s business units and reduce portfolio risk. Revenues for the third quarter declined 9 percent to $230 million, and pre-tax income declined to $28 million, due to a smaller portfolio and one-time gains recognized in 2004 which are absent in the same period of 2005. BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results

	3rd Quarter		% Change	Nine Months		% Change
(Millions)	2005	2004		2005	2004
Revenues[1]	$230	$253	(9%)	$728	$733	(1%)
Pre-Tax Income (Loss)[1]	$28	$60	(53%)	$192	$148	30%
Discontinued Operations (After-Tax)	($2)	$18	(111%)	($7)	$48	(115%)

[1]	2004 excludes discontinued operations from the sale of BCC’s commercial finance unit.

BCC’s quarter-end portfolio balance was $9.2 billion, down from $9.4 billion at the end of the second quarter as normal portfolio run-off and depreciation was partially offset by new business volume. BCC contributed $58 million in cash dividends to Boeing during the quarter, while maintaining leverage at a conservative 4.8-to-1, as measured by the ratio of debt-to-equity.

Boeing Capital’s outlook is set forth in the table below:

Table 8: Financial Outlook

(Billions, except per share data)	2005	2006
Boeing Capital Corporation
Portfolio Growth, Net	~$(0.5)		Flat
Revenue	~$ 0.9	~$	0.9
Return on Assets	>1%		>1%

Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ Russell A. Evans
Russell A. Evans
October 26, 2005		Vice President and Chief Financial Officer